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                                                                     EXHIBIT 5.1

                                February 1, 2002


Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, Texas 78701

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 4, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,074,556 additional shares of your Common Stock reserved for issuance under the 2000 Stock Option Plan and 320,867 additional shares of your Common Stock reserved for issuance under the 2000 Employee Stock Purchase Plan. The 2000 Stock Option Plan and the 2000 Employee Stock Purchase Plan are collectively referred to herein as the "Plans" and the additional shares of Common Stock reserved for issuance under the Plans is referred to as the "Shares."

         As legal counsel for Introgen Therapeutics, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans. It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, and any amendments thereto.

                                      Very truly yours,

                                      /s/ Wilson Sonsini Goodrich & Rosati

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation